Exhibit 99.1

Contact: Susan Hickey NetRatings, Inc. 212-703-5909 shickey@netratings.com

NETRATINGS ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS

New York, Nov. 2, 2006 – NetRatings, Inc. (NASDAQ: NTRT), a global leader in Internet media and market research, today announced financial results for the third quarter ended Sept. 30, 2006.

NetRatings’ revenues for the third quarter of 2006 were $21.6 million, a 29 percent increase over revenues of $16.8 million in the third quarter of 2005. Net income for the third quarter of 2006 was $2.1 million, or $0.06 per share, on approximately 35 million shares. This compares with a net loss of ($3.7 million), or ($0.10) per share, in the third quarter of 2005, on approximately 36.2 million shares.

On an EBITDA basis (a non-GAAP measure that reflects net income/loss excluding interest income/expense, taxes, depreciation, amortization of intangibles and stock-based compensation), the company reported earnings of $3.7 million, or $0.10 per share, during the third quarter of 2006. This compares with an EBITDA loss in the third quarter of 2005 of ($2.2 million), or ($0.06) per share. A complete reconciliation of GAAP results to non-GAAP results may be found in the accompanying financial tables and footnote.

“We are extremely pleased with our performance in the third quarter, having exceeded our targets on both the top and bottom line,” said William Pulver, president and CEO of NetRatings. “Strong sales results, the contribution from our patent licensing program and prudent expense management have put us on track to deliver NetRatings’ first full year of profitability.” Mr. Pulver continued, “We continue to make significant progress to exploit the growing product opportunities presented by the Internet and digital media. We have completed AdRelevance

– more –

launches in China and Japan; our enhanced NetView product is rolling out in Europe; and we are moving quickly to deliver digital audio and video measurement solutions – both independently as well as in conjunction with Nielsen Media Research’s A2/M2 initiative.”

Patent Enforcement Program

NetRatings announced earlier this month the settlement of its patent infringement action against Coremetrics, Inc. This represents the fifth licensee under NetRatings’ patent enforcement program, an initiative commenced in early 2005 to protect the company’s investment in its intellectual property. NetRatings recently expanded the program and has complaints pending against seven companies: WebSideStory, Inc., WhenU.com, Inc., 180solutions, Inc., TACODA, WebTrends, Inc., Digital River, Inc. and its subsidiary, Fireclick, Inc.

VNU Proposal

As previously announced on Oct. 9, 2006, NetRatings’ board of directors received a proposal from VNU Group B.V. to purchase each share of NetRatings common stock that it does not currently own. A special committee with the full authority of the board of directors of NetRatings has been appointed to evaluate VNU’s proposal. The special committee has retained Lehman Brothers as its financial advisor and Gibson, Dunn & Crutcher LLP as its legal counsel, and is in the process of reviewing the proposal. There can be no assurance that any agreement will result from the special committee’s evaluation or negotiation of the proposal.

Guidance

For the fourth quarter ending Dec. 31, 2006, NetRatings is projecting the following:

–	Revenue is expected to be between $20.8 million and $21.2 million
–	EPS on a GAAP basis is expected to be between $0.04 and $0.06
–	EBITDA per share is expected to be between $0.08 and $0.10

For the full year 2006, NetRatings is projecting the following:

–	Revenue is expected to be between $80.6 million and $81 million
–	EPS on a GAAP basis is expected to be between $0.12 and $0.14
–	EBITDA per share is expected to be between $0.28 and $0.30

– more –

Third Quarter 2006 Conference Call

Today at 4:30 p.m. ET, NetRatings management will host a conference call and Webcast to discuss its third quarter 2006 results and outlook. The company welcomes all members of the financial and media communities to visit the “Investor Relations” area of www.netratings.com to listen to the conference call via live Webcast.

About NetRatings

NetRatings, Inc. (Nasdaq: NTRT) delivers leading Internet media and market research solutions, marketed globally under the Nielsen//NetRatings brand. With high quality, technology-driven products and services, Nielsen//NetRatings is the global standard for Internet audience measurement and premier source for online advertising intelligence, enabling clients to make informed business decisions regarding their Internet and digital strategies. The Nielsen//NetRatings portfolio includes panel-based and site-centric Internet audience measurement services, online advertising intelligence, user lifestyle and demographic data, e-commerce and transaction metrics, and custom data, research and analysis. For more information, please visit www.nielsen-netratings.com.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expressed in any such forward-looking statements. Information about potential factors that may affect NetRatings’ business and financial results is included in its annual report on Form 10-K for the fiscal year ended Dec. 31, 2005 and its quarterly reports on Form 10-Q, including, without limitation, under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors That May Affect Our Performance.” Each of these documents is on file with the SEC and is available free of charge. Readers of this press release are referred to such filings. The forward-looking statements herein speak only as of the date of this press release. NetRatings does not undertake to update any forward-looking statement that may be made from time to time by it or on behalf of NetRatings.

– more –

NetRatings, Inc.

Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	unaudited		unaudited

Revenue	$21,600	$16,796	$59,814	$50,334

Cost of revenue	5,622	5,518	16,847	17,104
Gross profit	15,978	11,278	42,967	33,230

Operating expenses:
Research and development	3,054	3,164	8,458	8,848
Sales and marketing	6,170	6,277	18,761	19,327
General and administrative	4,046	3,082	11,156	9,103
Restructuring expenses	—	1,700	—	1,700
Amortization of intangible assets	594	634	1,783	2,167
Amortization of stock-based compensation	1,044	1,162	3,195	2,331
Total operating expenses	14,908	16,019	43,353	43,476
Income/(loss) from operations	1,070	(4,741)	(386)	(10,246)

Interest income, net	1,584	1,161	4,515	3,066
Minority interest in gains of consolidated subsidiaries	(307)	(152)	(828)	(558)
Equity in earnings of joint ventures	—	—	—	56
Net income/(loss) before provision for income taxes and cumulative effect of change in accounting principle	2,347	(3,732)	3,301	(7,682)
Provision for income taxes	(293)	—	(940)	—
Net income/(loss) before cumulative effect of change in accounting principle	$2,054	$(3,732)	$2,361	$(7,682)
Cumulative effect of change in accounting principle	—	—	369	—
Net income/(loss)	$2,054	$(3,732)	$2,730	$(7,682)

Basic net income/(loss) per common share:
Before cumulative effect of change in accounting principle	$0.06	$(0.10)	$0.07	$(0.21)
Cumulative effect of change in accounting principle	—	—	0.01	—
Net income/(loss) per common share	$0.06	$(0.10)	$0.08	$(0.21)

Diluted net income/(loss) per common share:
Before cumulative effect of change in accounting principle	$0.06	$(0.10)	$0.07	$(0.21)
Cumulative effect of change in accounting principle	—	—	0.01	—
Net income/(loss) per common share	$0.06	$(0.10)	$0.08	$(0.21)

Shares used to compute basic net income/(loss) and
EBITDA net income/(loss) per common share	34,990	36,180	34,847	35,987

Shares used to compute diluted net income/(loss) and
EBITDA net income/(loss) per common share	36,009	36,180	35,905	35,987

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	unaudited		unaudited

EBITDA (1)
Net income/(loss)	$2,054	$(3,732)	$2,730	$(7,682)
Less:
Interest income, net	(1,584)	(1,161)	(4,515)	(3,066)
Provision for income taxes	293	—	940	—
Depreciation	1,257	909	3,071	2,580
Amortization of intangible assets	594	634	1,783	2,167
Amortization of stock-based compensation	1,044	1,162	3,195	2,331
Cumulative effect of change in accounting principle	—	—	(369)	—
EBITDA	$3,658	$(2,188)	$6,835	$(3,670)

Basic EBITDA income/(loss) per common share	$0.10	$(0.06)	$0.20	$(0.10)

Diluted EBITDA income/(loss) per common share	$0.10	$(0.06)	$0.19	$(0.10)

(1) EBITDA reflects net income/loss excluding interest income/expense, taxes, depreciation, amortization of intangible assets and stock-based compensation, and cumulative effect of change in accounting principle. Management uses this measure internally to evaluate the company's performance. NetRatings provides results, guidance, and associated reconciliation of this non-GAAP measure to the investment community, as we believe it provides consistent and comparable measures to help investors understand our current and future operating cash flow performance. Interest income/expense is excluded as it is not related to our operating performance. Depreciation expenses, amortization of stock-based compensation, and cumulative effect of change in accounting principle are excluded as they are non-cash charges. NetRatings excludes amortization of intangible assets as it is a non-cash charge not directly related to operations. EBITDA data is provided as a complement to results provided in accordance with GAAP, and should be considered in addition to, and not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

Reconciliation of net income per share to EBITDA per

share for fourth quarter and full year 2006 guidance.

	Three months ending Dec. 31, 2006		Ful year ending Dec. 31, 2006

Net income	$0.04	$0.06	$0.12	$0.14
Adjustments
Interest income, net	(0.05)	(0.05)	(0.19)	(0.19)
Provision for income taxes	0.01	0.01	0.04	0.04
Depreciation	0.03	0.03	0.11	0.11
Amortization of intangible assets	0.02	0.02	0.07	0.07
Amortization of stock-based compensation	0.03	0.03	0.12	0.12
Cumulative effect of change in accounting principle	—	—	0.01	0.01

Basic EBITDA income per share guidance range	$0.08	$0.10	$0.28	$0.30

– more –

NetRatings, Inc.

Balance Sheets

(in thousands)

	September 30, 2006	December 31, 2005
	unaudited
ASSETS

Current assets
Cash, cash equivalents & short-term
marketable securities	$169,627	$151,671
Accounts receivable	20,663	16,537
Other current assets	4,182	3,867
Total current assets	194,472	172,075

Long-term marketable securities	11,300	28,581
Property and equipment	9,545	7,827
Intangibles	11,495	13,278
Goodwill	76,559	76,856
Other assets	1,800	1,637
Total assets	$305,171	$300,254

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable & accrued expenses	$20,106	$21,436
Deferred revenue	15,577	12,666
Restructuring liabilities	350	1,038
Total current liabilities	36,033	35,140

Restructuring liabilities, less current portion	153	418
Total liabilities	36,186	35,558

Minority interest	2,127	1,298

Stockholders’ equity	266,858	263,398
Total liabilities and stockholders’ equity	$305,171	$300,254

###